QuickLinks -- Click here to rapidly navigate through this document

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933

UNITED SECURITY BANCSHARES
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	91-2112732
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1525 EAST SHAW AVENUE, FRESNO, CALIFORNIA 93710, (559) 248-4944
(Address of Principal Executive Offices)

UNITED SECURITY BANCSHARES CASH OR DEFERRED STOCK OWNERSHIP PLAN
(Full Title of the Plans)

DENNIS R. WOODS, PRESIDENT & CEO
1525 EAST SHAW AVENUE, FRESNO, CALIFORNIA 93710, (559) 248-4944
(Name and Address of Agent for Service)

(589) 248-4943
(Telephone Number, including Area Code, of Agent for Service)

Copy to:
Gary Steven Findley, Esq.
Gary Steven Findley & Associates
1470 North Hundley Street, Anaheim, California 92806 (714) 630-7136

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(a)	Proposed Maximum Offering Price Per Share(b)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (No Par Value)	100,000 Shares	$17.65	$1,765,000	$162.38

a)
There are also registered hereby such indeterminate number of shares of common stock as may become issuable by reason of the operation of the anti-dilution or certain other provisions of the United Security Bancshares Cash or Deferred Stock Ownership Plan.

(b)
Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $17.65 as the average of the bid and asked price of United Security Bancshares' common stock as of September 20, 2002.

PART II

Item 3. Incorporation of Documents by Reference

        United Security Bancshares (the "Registrant") hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

(a)
The Registrant's annual report filed on Form 10-K for the year ended December 31, 2001.

(b)
The Registrant's quarterly reports filed on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

(c)
The description of the Registrant's common stock is contained in its Registration Statement on Form S-4, file number 333-58256.

        Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        The Articles of Incorporation and Bylaws of United Security Bancshares ("Registrant") provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Registrant's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

        Registrant's Bylaws provide that Registrant shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Registrant's Bylaws also provide that

Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Registrant's Bylaws.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

5.1	Opinion re: Legality
Favorable determination letter from the Internal Revenue Service for the United Security Bancshares Cash or Deferred Stock Ownership Plan.
23.1	Consent of Moss Adams LLP

Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly the City of Fresno, California, on September 24, 2002.

United Security Bancshares

/s/ DENNIS R. WOODS Dennis R. Woods, President & CEO

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ DENNIS R. WOODS Dennis R. Woods	, Chairman and Principal Executive Officer	September 24, 2002
/s/ ROBERT G. BITTER Robert G. Bitter, Pharm. D.	, Director and Secretary	September 24, 2002
/s/ STANLEY J. CAVALLA Stanley J. Cavalla	, Director	September 24, 2002
/s/ TOM ELLITHORPE Tom Ellithorpe	, Director	September 24, 2002
/s/ RONNIE D. MILLER Ronnie D. Miller	, Vice Chairman	September 24, 2002
Mike Munoz, Jr.	, Director
/s/ WALTER REINHARD Walter Reinhard	, Director	September 24, 2002
/s/ JOHN TERZIAN John Terzian	, Director	September 24, 2002
/s/ BOBBI THOMASON Bobbi Thomason	, Director	September 24, 2002
/s/ KENNETH L. DONAHUE Kenneth L. Donahue	, Principal Accounting & Financial Officer	September 24, 2002

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion re: Legality IRS Favorable Determination Letter
23.1	Consent of Moss Adams LLP

QuickLinks

PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX